                            SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant                     [X]
Filed by a Party other than the Registrant  [ ]

[ ]     Preliminary Proxy Statement
[ ]     Confidential for Use of the Commission Only
         (as permitted by Rule 14a-6(e)(2))
[X]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                                IVAX CORPORATION
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee:

[X]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        (1)   Title of each class of securities to which transaction applies:
        (2)   Aggregate number of securities to which transaction applies:
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
        (4)   Proposed maximum aggregate value of transaction:
        (5)   Total fee paid:

[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1)   Amount Previously Paid:
        (2)   Form, Schedule or Registration Statement No.:
        (3)   Filing Party:
        (4)   Date Filed:

                                IVAX CORPORATION

                            4400 Biscayne Boulevard
                              Miami, Florida 33137
                                 (305) 575-6000

                     NOTICE OF ANNUAL SHAREHOLDERS' MEETING

         The annual shareholders' meeting of IVAX Corporation ("IVAX") will be held at the Wyndham Hotel, 1601 Biscayne Boulevard, Miami, Florida on Thursday, June 17, 1999, at 10:00 a.m., local time, for the following purposes:

         1. to elect eight directors to serve until the 2000 annual meeting of shareholders;

         2.       to approve the 1999 Employee Stock Purchase Plan; and

         3. to transact such other business as may properly come before the meeting.

         Only shareholders of record at the close of business on April 19, 1999 are entitled to notice of and to vote at the meeting or any adjournments thereof. A list of such shareholders will be available for inspection during normal business hours at IVAX's offices located at 4400 Biscayne Boulevard, Miami, Florida during the 10 days preceding the meeting.


                                             By Order of the Board of Directors



                                             CAROL J. GILLESPIE
                                             Secretary

Miami, Florida
May 3, 1999

      ------------------------------------------------------------
      PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE
      ------------------------------------------------------------

                                IVAX CORPORATION

                                PROXY STATEMENT

         This proxy statement is furnished by the Board of Directors of IVAX Corporation ("IVAX") in connection with its solicitation of proxies for use at the annual meeting of shareholders to be held on June 17, 1999 (the "Annual Meeting") at the time and place set forth in the accompanying Notice of Annual Shareholders' Meeting, and at any adjournments thereof. Mailing of the proxy statement and the accompanying proxy card to shareholders will commence on or about May 3, 1999. Record holders of the common stock of IVAX, par value $.10 per share ("Common Stock"), at the close of business on April 19, 1999 (the "Record Date") are entitled to one vote for each share held on all matters to be considered at the Annual Meeting. On the Record Date, approximately 109,451,902 shares of Common Stock were outstanding and entitled to vote.

VOTING

         All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted in accordance with the directions given and, in connection with any other business that may properly come before the meeting, in the discretion of the persons named in the proxy. With respect to the proposal to elect eight directors, shareholders may vote in favor of all nominees or withhold their votes as to all or specific nominees. If no direction is given on a proxy, it will be voted for the election of all nominees. A proxy delivered pursuant to this solicitation is revocable at any time prior to its exercise by giving written notice to IVAX's Secretary, by delivering a later dated proxy, or by voting in person at the meeting. Attendance at the meeting will not, in itself, constitute revocation of a proxy. A majority of the outstanding shares of Common Stock, represented in person or by proxy, constitutes a quorum for transaction of business at the meeting. The eight nominees who receive the highest number of affirmative votes cast with respect to shares of Common Stock voting in person or by proxy at the meeting will be elected as the directors of IVAX. Votes that are withheld, abstentions and broker non-votes are not counted as affirmative votes. Approval of the 1999 Employee Stock Purchase Plan will require the affirmative vote of a majority of the shares of Common Stock voting in person or by proxy at the meeting. See "Approval of 1999 Employee Stock Purchase Plan - Vote Required."

PRINCIPAL SECURITY HOLDERS

         The following table sets forth certain information with respect to the only persons known by IVAX to own beneficially in excess of five percent of the outstanding shares of Common Stock as of March 31, 1999.


         NAME AND ADDRESS OF                          NUMBER OF      PERCENT
         BENEFICIAL OWNER                              SHARES        OF CLASS
         -------------------                         ----------      --------

         Phillip Frost, M.D.                         15,862,572 (1)    14.3%
         4400 Biscayne Boulevard
         Miami, Florida 33137

         Azure Limited                                5,958,492 (2)     5.4%
         c/o Charter Management, Ltd.
         Town Mills, Trinity Square
         St. Peter Port
         Guernsey, Channel Islands

         BASF Corporation                             6,284,700 (3)     5.7%
         3000 Continental Drive - North
         Mount Olive, New Jersey 07828

--------------------
         FOOTNOTES ON NEXT PAGE.

(1) Includes 2,740,475 shares held directly, 1,404 shares held for Dr. Frost's benefit under the IVAX Corporation Employee Savings Plan, 381,250 shares which may be acquired by Dr. Frost pursuant to stock options exercisable within 60 days of March 31, 1999, 12,723,695 shares held by Frost-Nevada Limited Partnership ("FNLP"), and 15,748 shares which may be acquired by FNLP upon conversion of $500,000 in principal amount of IVAX's 6 1/2% Convertible Subordinated Notes Due 2001. Dr. Frost is the sole limited partner of FNLP and the sole shareholder, an officer and a director of Frost-Nevada Corporation, the general partner of FNLP. Dr. Frost disclaims beneficial ownership of an additional 163,034 shares held of record by his wife. Dr. Frost is a director and executive officer of IVAX.

(2) Azure Limited holds the shares as nominee for Charter Trust Company, the trustee of the Isaac Kaye Family Trust, created by Mr. Isaac Kaye in 1988. The beneficiaries of the Isaac Kaye Family Trust may include, among others, Mr. Kaye's children. Mr. Kaye is neither a beneficiary nor a trustee of such trust, and he disclaims beneficial ownership of all of the shares owned by Azure Limited. Mr. Kaye is a director and executive officer of IVAX.

(3)   Based on information provided by BASF Corporation to IVAX on April 7,
      1999.

                             ELECTION OF DIRECTORS

         The Board of Directors of IVAX (the "Board") set the number of directors constituting the Board at eight. The persons named below were designated by the Board as nominees for election as directors to hold office until the next annual meeting of shareholders or until their successors are elected and qualified. All of the nominees are incumbent directors and were previously elected by the shareholders. Although management does not anticipate that any nominee will be unable or unwilling to serve as director, in the event of such an occurrence, proxies may be voted in the discretion of the persons named in the proxy for a substitute designated by the Board, unless the Board decides to reduce the number of directors constituting the Board.

         MARK ANDREWS. Mr. Andrews, age 48, has served as a director of IVAX since 1987. He has served as the Chairman of the Board of Directors and Chief Executive Officer of American Exploration Company (oil and gas exploration and production) since 1980, and was its President from 1980 to 1988. Upon the merger of American Exploration Company into Louis Dreyfus Natural Gas Corp. (oil and gas exploration and production) in October 1997, Mr. Andrews became the Vice Chairman of the Board of Directors of the combined entity. Mr. Andrews has also served as Chairman of the Board of Directors of Vault Mortgage Company (mortgage brokerage), and as President of Great Spirits Company LLC (consumer products distribution), since 1998.

         ERNST BIEKERT, PH.D. Dr. Biekert, age 74, has served as a director of IVAX since 1991. He is a professor at the University of Heidelberg in Germany. He was the Chairman of the Board and Chief Executive Officer of Knoll A.G. (pharmaceuticals) from 1968 to 1985. Dr. Biekert was a consultant to BASF A.G. (chemicals and pharmaceuticals) from 1985 to 1987 and was Chairman of its pharmaceutical division from 1975 to 1985.

         CHARLES M. FERNANDEZ. Mr. Fernandez, age 37, has served as a director of IVAX since May 1998. He has served as Chairman of the Board, Chief Executive Officer and President of Continucare Corporation (integrated health care) since 1996. From 1985 to 1995, he served as Executive Vice President and as a director of Heftel Broadcasting Corporation (radio broadcasting).

         JACK FISHMAN, PH.D. Dr. Fishman, age 68, has served as a director of IVAX since 1987. From 1991 to 1995, he served as IVAX's Chief Scientific Officer, and from 1991 to 1997, he served as a Vice Chairman of the Board. He is an Adjunct Professor at The Rockefeller University and Director of Research of Strang Cornell Cancer Research Laboratory, a non-profit entity associated with Cornell University Medical College. Dr. Fishman was President of IVAX from 1988 to 1991, and served as a Research Professor of Biochemistry and Molecular Biology at the University of Miami from 1988 to 1992.

         NEIL FLANZRAICH. Mr. Flanzraich, age 55, has served as Vice Chairman and President of IVAX since May 1998 and as a director of IVAX since 1997. He was a shareholder and served as Chairman of the Life Sciences Legal Practices Group of Heller Ehrman White & McAuliffe from 1995 to May 1998. From 1981 to 1994, he served in various capacities at Syntex Corporation (pharmaceuticals), most recently as its Senior Vice President, General Counsel and a member of the Corporate Executive Committee. From 1994 to 1995, after Syntex Corporation was acquired by Roche Holding Ltd., he served as Senior Vice President and General Counsel of Syntex (U.S.A.) Inc., a Roche subsidiary. He is Chairman of the Board of Directors of North American Vaccine, Inc. (vaccine research and development), and is a director of Whitman Education Group, Inc. (proprietary education), LXR Biotechnology, Inc. (biopharmaceuticals) and Continucare Corporation (integrated health care).

         PHILLIP FROST, M.D. Dr. Frost, age 62, has served as Chairman of the Board of Directors and Chief Executive Officer of IVAX since 1987. He served as IVAX's President from July 1991 until January 1995. He was the Chairman of the Department of Dermatology at Mt. Sinai Medical Center of Greater Miami, Miami Beach, Florida from 1972 to 1990. Dr. Frost was Chairman of the Board of Directors of Key Pharmaceuticals, Inc. from 1972 to 1986. He is Chairman of the Board of Directors of Whitman Education Group, Inc. (proprietary education), Vice Chairman of the Board of Directors of North American Vaccine, Inc. (vaccine research and development), Vice Chairman of the Board of Directors of Continucare Corporation (integrated health care), and a director of Northrop Grumman Corp. (aerospace). He is Vice Chairman of the Board of Trustees of the University of Miami and a member of the Board of Governors of the American Stock Exchange.

         JANE HSIAO, Ph.D. Dr. Hsiao, age 51, has served as a director of IVAX and as IVAX's Vice Chairman-Technical Affairs since February 1995, as IVAX's Chief Technical Officer since July 1996, and as Chairman, Chief Executive Officer and President of DVM Pharmaceuticals, Inc., IVAX's veterinary products subsidiary, since March 1998. From 1992 until February 1995, she served as IVAX's Chief Regulatory Officer and Assistant to the Chairman, and as Vice President-Quality Assurance and Compliance of Baker Norton Pharmaceuticals, Inc., IVAX's principal proprietary pharmaceutical subsidiary. From 1987 to 1992, Dr. Hsiao was Vice President-Quality Assurance, Quality Control and Regulatory Affairs of Baker Norton Pharmaceuticals, Inc.

         ISAAC KAYE. Mr. Kaye, age 69, has served as Deputy Chief Executive Officer and a director of IVAX since 1990, and as Chief Executive Officer of Norton Healthcare Limited, IVAX's principal United Kingdom pharmaceutical subsidiary, since 1990.

DIRECTOR COMPENSATION

         Each director who is not employed by IVAX receives $10,000 per year for his service as a director and is reimbursed for expenses incurred in attending board and committee meetings. Pursuant to IVAX's 1994 Stock Option Plan, non-employee directors automatically are granted each year, on the first business day following IVAX's annual meeting of shareholders, non-qualified options to purchase 5,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of the grant, and having a term of ten years. On December 3, 1998, an additional grant of non-qualified options to purchase 5,000 shares of Common Stock was made to each non-employee director under IVAX's 1994 Stock Option Plan. These options vested immediately, expire December 2, 2008, and have an exercise price equal to the fair market value of the Common Stock on December 3, 1998.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         The Board held eight meetings during 1998. During 1998, all incumbent directors attended at least seventy-five percent (75%) of the meetings of the Board and the committees of the Board on which they served. The Board does not have a nominating committee and the usual functions of such a committee are performed by the entire Board.

         AUDIT COMMITTEE. The principal functions of the Audit Committee include reviewing the adequacy of IVAX's internal systems of accounting controls, recommending to the Board the appointment of independent auditors, conferring with independent auditors and internal auditors concerning the scope of their examinations of the books and records of IVAX and their independence, reviewing the financial statements of IVAX and management's disclosures, reviewing the independent auditors' findings and recommendations, and considering other appropriate matters regarding the financial affairs and internal policies and procedures of IVAX. The Audit Committee's current members are Messrs. Andrews and Fernandez and Drs. Fishman and Hsiao. It held four meetings during 1998.

         COMPENSATION AND STOCK OPTION COMMITTEE. The principal functions of the Compensation and Stock Option Committee are to approve or recommend to the Board remuneration arrangements and compensation plans involving IVAX's directors and executive officers and other highly compensated employees, to review with management IVAX's employee benefit programs, and to administer IVAX's stock option plans. The Compensation and Stock Option Committee's current members are Messrs. Andrews and Fernandez and Dr. Biekert. It held five meetings during 1998.

         REGULATORY COMPLIANCE COMMITTEE. The principal function of the Regulatory Compliance Committee is to review with management IVAX's compliance with regulatory requirements. The Regulatory Compliance Committee's current members are Drs. Biekert, Fishman and Hsiao. It held two meetings during 1998.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires IVAX's directors, executive officers and ten percent (10%) shareholders to file initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of IVAX with the Securities and Exchange Commission and the American Stock Exchange. Directors, executive officers and ten percent (10%) shareholders are required to furnish IVAX with copies of all
Section 16(a) reports they file. Based on a review of the copies of such reports furnished to IVAX and written representations from IVAX's directors and executive officers that no other reports were required, IVAX believes that, during 1998, IVAX's directors, executive officers and ten percent (10%) shareholders complied with all Section 16(a) filing requirements applicable to them, except that Charles M. Fernandez inadvertently filed a late Form 3 upon becoming a director of IVAX in May 1998.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Whitman Education Group, Inc. ("Whitman") leases approximately 7,747 square feet of office space from IVAX in Miami, Florida at an annual rental of $144,598. The lease may be terminated by either party upon 180 days notice. Certain executive officers and directors of IVAX serve as directors of Whitman. In addition, Dr. Frost is a principal shareholder of Whitman.

         In January 1998, IVAX sold all of the outstanding shares of PharmAir Corporation, the primary asset of which is the IVAX corporate jet (the "Airplane"), to Aircraft 45470 Acquisition Corp., a corporation beneficially owned by Dr. Frost, for $1,800,000 in cash. The purchase price was determined based upon two independent appraisals of the Airplane, as well as several bona-fide written offers to purchase the Airplane.

The Board of Directors, with Dr. Frost abstaining, approved the sale. IVAX paid $331,295 to PharmAir for use of the Airplane in 1998 and intends to make additional payments to PharmAir for use of the Airplane in 1999.

         In connection with its share repurchase program, IVAX repurchased a total of two million shares of Common Stock from Azure Limited in two transactions. Immediately before each of the transactions, and as of March 31, 1999, Azure Limited owned more than five percent (5%) of the outstanding Common Stock. On December 7, 1998, IVAX purchased one million shares of Common Stock from Azure Limited for $10.00 per share. The closing price of the Common Stock on that date was $10.6875. An additional one million shares were purchased from Azure Limited on February 26, 1999 for $14.25 per share. The closing price of the Common Stock on February 26, 1999 was $14.75 per share.

         During 1998, IVAX paid approximately $44,786 on behalf of Dr. Frost as an advancement of expenses incurred in the defense of an action filed in the United States District Court for the Eastern District of New York on October 14, 1997 styled MARK FEDER, DERIVATIVELY ON BEHALF OF IVAX CORPORATION v. PHILLIP FROST AND FROST-NEVADA LIMITED PARTNERSHIP. This action alleged a derivative claim on behalf of IVAX pursuant to Section 16(b) of the Securities Exchange Act, 15 U.S.C. Section 78p(b), and sought disgorgement of profits purportedly obtained by Dr. Frost and FNLP as a result of purchases of Common Stock by them and sales of Common Stock by another corporation. The complaint, which alleged that such transactions resulted in "short-swing profits" of at least $3 million, sought damages in an unspecified amount, as well as interest and attorneys' fees. On March 23, 1999, the court granted the defendants' motion to dismiss the action, ruling that the plaintiff had failed to state a cause of action against the defendants.

STOCK OWNERSHIP OF MANAGEMENT

         The following table indicates, as of March 31, 1999, the number of shares of Common Stock beneficially owned by each director, each nominee for director, each executive officer named in the "Summary Compensation Table," and by all directors and executive officers as a group, and the percentage that such shares represent of the total outstanding shares of Common Stock. All shares were owned directly with sole voting and investment power unless otherwise indicated.

           NAME OR IDENTITY                          SHARES             PERCENT
               OF GROUP                      BENEFICIALLY OWNED(1)     OF CLASS
               --------                      ---------------------     --------
       Mark Andrews                                  57,000 (2)               *
       Ernst Biekert, Ph.D.                          35,000 (3)               *
       Charles M. Fernandez                         110,000 (3)               *
       Jack Fishman, Ph.D.                        2,063,085 (4)            1.9%
       Neil Flanzraich                              105,724 (5)               *
       Phillip Frost, M.D.                       15,862,572 (6)           14.3%
       Jane Hsiao, Ph.D.                          3,253,465 (7)            2.9%
       Isaac Kaye                                   411,250 (3)               *
       Rafick G. Henein, Ph.D.                      155,000 (3)               *
       All directors and executive
       officers as a group (10 persons)          22,086,729 (8)           19.8%

--------------------
 *    Represents beneficial ownership of less than one percent (1%).

(1) For purposes of this table, beneficial ownership is computed pursuant to Rule 13d-3 under the Securities Exchange Act of 1934; the inclusion of shares as beneficially owned should not be construed as an admission that such shares are beneficially owned for purposes of Section 16 of such act.
(2) Includes 35,000 shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 1999 and 2,800 shares held by a trust for the benefit of Mr. Andrews' children. Mr. Andrews disclaims beneficial ownership of the shares held by the trust for the benefit of his children.

(3) Includes shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 1999 as follows: Dr. Biekert (35,000), Mr. Fernandez (10,000), Mr. Kaye (381,250) and Dr. Henein
      (125,000).
(4) Includes 15,000 shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 1999. Dr. Fishman disclaims beneficial ownership of an additional 9,200 shares held by his wife.
(5) Includes 105,000 shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 1999 and 724 shares held for Mr. Flanzraich's benefit under the IVAX Corporation Employee Savings Plan.
(6) Includes 2,740,475 shares held directly, 1,404 shares held for Dr. Frost's benefit under the IVAX Corporation Employee Savings Plan, 381,250 shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 1999, 12,723,695 shares held by Frost-Nevada Limited Partnership ("FNLP"), and 15,748 shares which may be acquired by FNLP upon conversion of $500,000 in principal amount of IVAX's 6 1/2% Convertible Subordinated Notes Due 2001. Dr. Frost is the sole limited partner of FNLP and the sole shareholder, an officer and a director of Frost-Nevada Corporation, the general partner of FNLP. Dr. Frost disclaims beneficial ownership of an additional 163,034 shares held of record by his wife.
(7) Includes 984,285 shares held as trustee for the benefit of certain family members, 256,250 shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 1999, 2,100 shares held by her children and 1,891 shares held on Dr. Hsiao's behalf under the IVAX Corporation Employee Savings Plan.
(8) Includes an additional 300 shares of Common Stock and 33,333 additional shares of Common Stock which may be acquired pursuant to stock options exercisable within 60 days of March 31, 1999.

EXECUTIVE COMPENSATION

         The following table contains certain information regarding aggregate compensation paid or accrued by IVAX during 1998 to the Chief Executive Officer and to each of the four highest paid executive officers other than the Chief Executive Officer.

                           SUMMARY COMPENSATION TABLE


                                                                                        LONG-TERM
                                                ANNUAL COMPENSATION                   COMPENSATION
                                   ---------------------------------------------      ------------
                                                                                         SHARES
           NAME AND                                                  OTHER ANNUAL      UNDERLYING        ALL OTHER
      PRINCIPAL POSITION           YEAR      SALARY       BONUS      COMPENSATION     STOCK OPTIONS    COMPENSATION
      ------------------           ----      ------       -----      ------------     -------------    ------------
                                               ($)         ($)          ($)(1)             (#)            ($)(2)

Phillip Frost, M.D.                1998      575,000           0             0           150,000           4,800
CHIEF EXECUTIVE OFFICER            1997      575,000           0             0                 0           4,800
                                   1996      579,246           0             0            75,000           4,500

Isaac Kaye (3)                     1998      550,301           0            --           150,000               0
DEPUTY CHIEF EXECUTIVE OFFICER     1997      521,520           0            --                 0               0
                                   1996      525,000           0        63,167            75,000               0

Neil Flanzraich (4)                1998      296,154     147,754            --           400,000           4,800
PRESIDENT                          1997           --          --            --                --              --
                                   1996           --          --            --                --              --

Jane Hsiao, Ph.D.                  1998      338,462     200,000             0           200,000           4,800
CHIEF TECHNICAL OFFICER            1997      299,808      25,000            --           100,000           4,800
                                   1996      274,993      75,000            --            75,000           4,500

Rafick G. Henein, Ph.D. (5)        1998      575,000      54,000        38,500            75,000           4,800
SENIOR VICE PRESIDENT              1997      165,865     150,000       148,208           250,000           4,800
                                   1996           --          --            --                --              --

--------------------
         FOOTNOTES ON NEXT PAGE.

(1) Except for years prior to the executive officer's employment by IVAX, a "--" under the "Other Annual Compensation" column indicates that the aggregate amount of perquisites and other personal benefits given to the executive officer, valued on the basis of aggregate incremental cost to IVAX, was less than either $50,000 or ten percent (10%) of the total annual salary and bonus for the executive officer during that year. For Mr. Kaye, the amount included in "Other Annual Compensation" consists of the use of an automobile and reimbursement for a chauffeur, parking and other automobile related expenses. For Dr. Henein, the amount included in "Other Annual Compensation" for 1998 represents an additional annual payment of $38,500 made pursuant to the terms of his employment agreement and, for 1997, such amount represents the foregoing annual payment, taxable relocation expenses and a $100,000 payment to cover the loss on the sale of his former residence. In addition, Dr. Henein received perquisites in 1998, the aggregate amount of which was less than either $50,000 or ten percent (10%) of his total annual salary and bonus for 1998.
(2) The amounts set forth in the "All Other Compensation" column represent matching contributions made by IVAX under the IVAX Corporation Employee Savings Plan, an employee retirement plan maintained under Section 401(k) of the Internal Revenue Code.
(3) Mr. Kaye's salary and other compensation is paid in British pounds. The information in the table is based on the average exchange rate during the applicable year.
(4)   Mr. Flanzraich's employment commenced in May 1998.
(5)   Dr. Henein's employment commenced in July 1997.

EMPLOYMENT AGREEMENTS

         In November 1997, IVAX entered into employment agreements with Dr. Frost and Mr. Kaye, pursuant to which Dr. Frost serves as Chairman and Chief Executive Officer and Mr. Kaye serves as Deputy Chief Executive Officer and as Chief Executive Officer of Norton Healthcare Limited, IVAX's United Kingdom subsidiary. Pursuant to the agreements, Dr. Frost receives an annual base salary of $575,000, and Mr. Kaye receives an annual base salary of $575,000 less certain automobile-related expenses paid on his behalf. The agreements provide for severance payments if either executive's employment is terminated under certain circumstances. The agreements have five-year terms, and automatically renew for additional two-year terms thereafter unless terminated by either party.

         In July 1997, IVAX entered into an employment agreement with Dr. Henein pursuant to which he serves as a Senior Vice President of IVAX and as the President and Chief Executive Officer of Zenith Goldline Pharmaceuticals, Inc. Pursuant to the agreement, Dr. Henein was paid a signing bonus of $150,000 and he was granted options to purchase 250,000 shares of Common Stock. He is entitled to an annual base salary of $575,000, an additional annual cash payment of $38,500 and certain employee benefits, and he is eligible for an annual bonus of up to one hundred percent (100%) of his base salary dependent on the performance of Zenith Goldline Pharmaceuticals, Inc. IVAX also agreed to pay Dr. Henein's relocation expenses, including a $100,000 payment to cover the loss on the sale of his former residence. The agreement provides for severance benefits if Dr. Henein's employment is terminated under certain circumstances. The agreement has a five-year term, and automatically renews for additional two-year terms thereafter unless terminated by either party.

         In January 1998, IVAX entered into an employment agreement with Dr. Hsiao pursuant to which she serves as Chief Technical Officer of IVAX. Pursuant to the agreement, Dr. Hsiao receives an annual base salary of not less than $300,000. The agreement provides for severance payments if Dr. Hsiao's employment is terminated under certain circumstances. The agreement has a five-year term, and automatically renews for additional two-year terms thereafter unless terminated by either party.

         In May 1998, IVAX entered into an employment agreement with Mr. Flanzraich pursuant to which he serves as Vice Chairman and President of IVAX. Pursuant to the agreement, Mr. Flanzraich was paid a signing bonus of $100,000 and is entitled to receive an annual base salary of not less than $500,000. The agreement provides for severance payments if Mr. Flanzraich's employment is terminated under certain circumstances. The agreement has a five-year term, and automatically renews for additional two-year terms thereafter unless terminated by either party.

CHANGE IN CONTROL AGREEMENTS

         IVAX has entered into change in control employment agreements with certain officers, including Dr. Frost, Mr. Kaye, Mr. Flanzraich, Dr. Hsiao and Dr. Henein. These agreements are intended to provide protection to key employees and to provide for continuity of management in the event of a change in control of IVAX. The agreements become effective if a change in control occurs during the three-year period that commences on the execution of the agreement. The period is automatically renewed each year for an additional three years, unless IVAX provides notice of non-renewal.

         Under the change in control agreements, a change in control includes any of the following events: (1) the acquisition of forty percent (40%) or more of IVAX's common stock by a person or group; (2) a change in the majority of IVAX's board (other than a change approved by the incumbent board); (3) approval by the shareholders of a reorganization, merger or consolidation; or
(4) approval by the shareholders of a liquidation or dissolution or sale of all or substantially all of the assets of IVAX. Exceptions are provided for certain transactions, including those where the existing shareholders of IVAX maintain effective control.

         Once the agreements become effective upon a change in control, they have a term of three years. Each agreement provides that a covered officer will have a position, responsibilities and authority at least commensurate with those held during the ninety days preceding the change in control. Each agreement also provides that the covered officer will be paid an annual base salary equal to the highest salary received during the twelve months preceding the change in control; will be entitled to an annual bonus equal to the average annual bonus paid during the three years preceding the change in control; will be entitled to a one-time special bonus equal to his annual base salary plus the higher of his last annual bonus or the average annual bonus paid during the three years preceding the change in control if the officer remains employed with IVAX through the six month anniversary of the change in control; and will be entitled to continued participation in IVAX's benefit plans, fringe benefits, office support and staff, vacation, and expense reimbursement on the same basis as prior to the change in control, and in any case no less favorable than those provided by IVAX to peer executives (as defined in the agreements).

         If, following a change in control, the officer is terminated for any reason other than death, disability or for cause, or if such officer terminates his employment agreement for good reason (as defined in the agreements) or for any reason during the thirty-day period following the six month anniversary of the change in control, then the officer is entitled to a severance payment equal to two times the officer's annual base salary (as defined in the agreements) plus the higher of his last annual bonus or the average annual bonus paid during the three years preceding the change in control. In addition, if the special bonus has not been paid to the officer, the severance payment shall be increased by the amount of the special bonus. The agreements also provide that the officer is entitled to continue to participate in IVAX's welfare benefit plans for the full three-year employment period.

         In the event that any payments made in connection with a change in control would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, IVAX will "gross-up" the officer's compensation for all federal, state and local income and excise taxes and any penalties and interest thereon.

STOCK OPTIONS

         The following table sets forth information concerning stock option grants made during 1998 to the executive officers named in the "Summary Compensation Table." All stock options identified in the table are nonqualified options and vest in equal portions over four years.

                    STOCK OPTION GRANTS IN FISCAL YEAR 1998


                                                                                    POTENTIAL REALIZABLE VALUE
                                            PERCENT OF                              AT ASSUMED ANNUAL RATES OF
                                 SHARES        TOTAL                               STOCK PRICE APPRECIATION FOR
                               UNDERLYING     OPTIONS                                      OPTION TERM
                                 OPTIONS    GRANTED TO   EXERCISE    EXPIRATION    ----------------------------
NAME                             GRANTED     EMPLOYEES     PRICE        DATE            5%                10%
----                             -------     ---------     -----        ----       -----------        ---------
                                   (#)          (%)         ($)                        ($)               ($)
Phillip Frost, M.D.              150,000        2.9       8.9375      7/30/2005        545,769         1,271,874
Isaac Kaye                       150,000        2.9       8.9375      7/30/2005        545,769         1,271,874
Neil Flanzraich                  400,000        7.8       8.7500      5/25/2005      1,424,851         3,320,510
Jane Hsiao, Ph.D.                200,000        3.9       8.9375      7/30/2005        727,692         1,695,832
Rafick G. Henein, Ph.D.           75,000        1.5       8.9375      7/30/2005        272,885           635,937




         The following table sets forth information concerning stock option exercises during 1998 by each of the executive officers named in the "Summary Compensation Table" and the year-end value of unexercised options held by such officers, based on the closing price of $12.4375 on December 31, 1998.

                   STOCK OPTION EXERCISES IN FISCAL YEAR 1998
                       AND FISCAL YEAR-END OPTION VALUES

                                                               NUMBER OF SHARES             VALUE OF UNEXERCISED
                                SHARES                      UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
                               ACQUIRED                   OPTIONS AT FISCAL YEAR-END         AT FISCAL YEAR-END
                                  ON        VALUE        ----------------------------      --------------------------
NAME                           EXERCISE    REALIZED      EXERCISABLE    UNEXERCISABLE      EXERCISABLE  UNEXERCISABLE
----                           --------    --------      -----------    -------------      -----------  -------------
                                  (#)        ($)             (#)            (#)                ($)           ($)
Phillip Frost, M.D.                0          0           343,750        206,250                0         525,000
Isaac Kaye                         0          0           343,750        206,250                0         525,000
Neil Flanzraich                    0          0             5,000        400,000            4,688       1,475,000
Jane Hsiao, Ph.D.                  0          0           200,000        325,000                0         700,000
Rafick G. Henein, Ph.D.            0          0           125,000        200,000          437,500         700,000


PERFORMANCE GRAPH

         The graph and table set forth below compare the cumulative total shareholder return on the Common Stock for 1994 through 1998 with the Dow Jones Pharmaceuticals Index and the Dow Jones Equity Market Index for the same period. The graph and table assume an investment of $100 in the Common Stock and each index on December 31, 1993 and the reinvestment of all dividends.

                             PERFORMANCE GRAPH HERE


     YEAR-END                                    1993   1994    1995   1996    1997   1998
     --------                                    ----   ----    ----   ----    ----   ----
     IVAX Corporation                             100     66     100     36      24     44
     Dow Jones Pharmaceuticals Index              100    115     188    236     366    545
     Dow Jones Equity Market Index                100    101     139    171     229    294



REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

         The compensation of IVAX's executive officers, including the Chief Executive Officer, is determined by the Compensation and Stock Option Committee of the Board of Directors (the "Committee"), which is presently composed of three non-employee directors. The Committee seeks to ensure that IVAX's compensation policies are designed and implemented to promote the goal of enhancing long-term shareholder value. The Committee recognizes that the key to achieving this goal is to attract, retain and motivate qualified and experienced executive officers. To attract and retain the most qualified executives, IVAX must compete with many other companies that possess significantly greater financial resources and have available more comprehensive compensation plans and benefit arrangements than are presently offered by IVAX. The Committee therefore favors forms of compensation that will take maximum advantage of the Company's strengths and will enable those who succeed in building shareholder value to share in the value that they have helped to create.

         In light of these factors, the Committee believes that a critical component of compensation for executives of IVAX is the award of stock options at the time the executive joins IVAX and periodically thereafter. The Committee believes that providing executives with opportunities to acquire significant stakes in the growth and prosperity of IVAX through the grant of stock options will enable IVAX to attract and retain qualified and experienced executive officers. In addition, the Committee believes that this approach to compensation creates an entrepreneurial atmosphere that motivates executives to perform to their full potential. The Committee believes that emphasis on stock options for a significant portion of executive compensation more closely aligns the executives' interests with those of IVAX's shareholders, since the value of such compensation is directly dependent on growth in stock value.

         The Committee has implemented Guidelines Regarding Exercise of Stock Options (the "Guidelines"), applicable to all managers, scientists and other professionals, including all executive officers of IVAX, which are intended to encourage individuals who have been awarded stock options to maintain ownership of a meaningful portion of shares acquired upon exercise. The Committee will consider an individual's past compliance with the Guidelines in considering the award of additional options. In addition, the Board of Directors has recently adopted Stock Ownership Guidelines for officers, which establish specific levels of stock ownership that officers are encouraged to maintain as a concrete expression of their commitment to the success of IVAX. The ability to exercise stock options in order to achieve these ownership objectives helps the officers to build their stake in the Company while at the same time enjoying the benefit of any increased value that their efforts have helped to create.

         The Committee did not establish any formal bonus plan for 1998. The Committee may, in certain circumstances, pay a cash bonus to executives whose individual performance during a particular year was outstanding, in the subjective opinion of the Committee. The amount of any such bonus is based upon the recommendation of the Chief Executive Officer.

         EXECUTIVE OFFICERS (OTHER THAN THE CHIEF EXECUTIVE OFFICER). The Chief Executive Officer, with the assistance of other executive officers, makes annual base salary recommendations to the Committee for the executive officers of IVAX. Such recommendations are reviewed and approved by the Committee with any modifications deemed appropriate. In reviewing and approving annual base salary recommendations, the Committee considers several factors, including individual performance, the executive's responsibilities, the cost of living, the compensation of executives in similar positions at other companies in the industry, and the financial performance of IVAX. The determination of annual base salary is largely subjective, and no specific weight is given to any particular factor.

         Stock options represent a significant portion of total compensation for IVAX's executive officers. Options are generally awarded to executive officers at the time that they join IVAX and periodically thereafter. Stock options are granted at the prevailing market price on the date of grant, and will only have value if the value of IVAX's Common Stock increases. Generally, grants vest in equal amounts over a four-year period and have seven-year terms. Executives must be employed by IVAX at the time of vesting in order to exercise the options. Grants of stock options to executive officers are generally made upon the recommendation of the Chief Executive Officer based on the level of an executive's position with IVAX, an evaluation of the executive's past and expected performance, the number of outstanding and previously granted options, past compliance with the Guidelines, and discussions with the executive. The determination of the timing and number of stock options granted to the executive officers is made by the Committee on a subjective basis, with no specific weight given to any particular factor.

         CHIEF EXECUTIVE OFFICER. For 1998, the Committee approved Dr. Frost's base salary of $575,000, and also granted to Dr. Frost options to purchase 150,000 shares of Common Stock, on the basis of the magnitude of his responsibilities, his ability to influence IVAX's financial performance, and IVAX's performance during 1998. The determination of his compensation package was subjective, with no specific weight given to any particular factor. The Committee also noted that Dr. Frost was compensated below the levels paid to chief executive officers with comparable qualifications, experience, and responsibilities at other similarly-situated companies. The stock options granted to Dr. Frost have a term of seven years, vest in equal parts over four years, and have an exercise price equal to the fair market value of the Common Stock on the date of grant.

         TAX MATTERS. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a deduction for federal income tax purposes to public companies for compensation over $1 million paid in any taxable year to the chief executive officer or to any of the four other most highly compensated executive officers of the Company. Qualifying performance-based compensation is not subject to the limitation if certain requirements are satisfied. Based upon applicable regulations, IVAX believes that compensation expenses relating to options granted under its stock option plans will not be subject to the Section 162(m) limitations. At this time, the Company does not intend to qualify other compensation paid to its executive officers for deductibility under Section 162(m). The potential tax implications of Section 162(m) will, however, continue to be evaluated with respect to the Company's compensation strategies and future decisions involving executive compensation.

         The Committee continually evaluates IVAX's compensation policies and procedures with respect to its executive officers.

                            COMPENSATION COMMITTEE:

                                  MARK ANDREWS
                              ERNST BIEKERT, PH.D.
                               CHARLES FERNANDEZ

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Neil Flanzraich served on the Compensation and Stock Option Committee of IVAX's Board of Directors but resigned from that committee upon becoming an officer of IVAX in May 1998.

         An executive officer of Continucare Corporation, Charles M. Fernandez, serves on the Compensation and Stock Option Committee of IVAX's Board of Directors. Phillip Frost, M.D. and Neil Flanzraich serve on the Board of Directors of Continucare Corporation. Dr. Frost and Mr. Flanzraich are both executive officers and directors of IVAX.

                 APPROVAL OF 1999 EMPLOYEE STOCK PURCHASE PLAN

GENERAL

         The 1999 Employee Stock Purchase Plan (the "Section 423 Plan") for IVAX ("IVAX" or the "Company") was unanimously adopted by the Board on February 26, 1999, subject to approval by shareholders. At the same time, the Board authorized the implementation of similar plans for non-U.S. employees. These plans are designed to encourage the purchase by participants of shares of Common Stock. The Section 423 Plan is intended to comply with the requirements of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), and to assure the participants of the tax advantages provided thereby (and described below in the section entitled "Certain Federal Income Tax Consequences"). In order for the transfer of stock under the Section 423 Plan to qualify for this treatment, the Section 423 Plan must be approved by shareholders of the Company within twelve months of the plan's adoption. A total of 2,800,000 shares of Common Stock will initially be eligible for purchase by the Company's employees under the Section 423 Plan. The Section 423 Plan provides for automatic annual increases in the number of shares authorized, each in an amount equal to: (i) the lesser of (a) 16,000 shares of Common Stock, and (b) the amount which causes the aggregate number of shares of Common Stock available under the Section 423 Plan to equal two and one-half percent (2.5%) of the then outstanding shares of Common Stock; or (ii) a lesser amount determined by the Board.

         The number of shares of Common Stock authorized for issuance under the
Section 423 Plan are also subject to adjustment by the Board in the event of a recapitalization, stock split, stock dividend or similar corporate transaction.

         Subject to certain procedural requirements, all United States employees of the Company who work more than twenty hours per week will be eligible to participate in the Section 423 Plan, except that employees who are five percent (5%) or more shareholders of the Company or any subsidiary of the Company will not be eligible to participate.

         Pursuant to the Section 423 Plan, each eligible employee will be permitted to purchase shares of Common Stock through regular payroll deductions in an amount equal to one percent (1%) to twenty percent (20%) of the employee's base pay (as elected by the employee) for each payroll period. Participating employees will be able to purchase shares of Common Stock with such accumulated payroll deductions at the end of a three-month offering period at a purchase price equal to the lesser of eighty-five percent (85%) of the fair market value of the Common Stock on: (i) the date the three-month offering period begins; or (ii) the date the three-month offering period ends. Under the
Section 423 Plan, the fair market value of the shares of Common Stock which may be purchased by any employee during any calendar year may not exceed $25,000.

         The Company estimates that there are approximately 1,030 employees who are potential participants in the Section 423 Plan, four of whom are currently executive officers of the Company.

         Since the amount of benefits to be received by each participant is determined by his or her elections, the amount of future benefits to be allocated to any individual or group of individuals under the Section 423 Plan is not determinable. Similarly, the amount of benefits which would have been received by or allocated to any individual or group of individuals for the 1998 fiscal year if the Section 423 Plan had been in effect is not determinable.

                     THE BOARD UNANIMOUSLY RECOMMENDS THAT
                   SHAREHOLDERS APPROVE THE SECTION 423 PLAN.

         The following summary of the Section 423 Plan is qualified in its entirety by reference to the full text of the Section 423 Plan, a copy of which will be made available to any shareholder upon written request.

SUMMARY OF THE SECTION 423 PLAN

         PURPOSE. The purpose of the Section 423 Plan is to align employee and shareholder long-term interests by facilitating the purchase of Common Stock by employees and to enable employees to develop and maintain significant ownership of Common Stock. An additional purpose of the Section 423 Plan is to comply with the requirements of Section 423 of the Code, and thus to obtain for the participants the tax advantages provided thereby (described below in the section entitled "Certain Federal Income Tax Consequences").

         ADMINISTRATION. The Section 423 Plan will be administered by the Board or a committee appointed by the Board. The Board (or its committee) may make such rules and regulations and establish such procedures for the administration of the Section 423 Plan as it deems appropriate.

         PARTICIPATION. Subject to certain procedural requirements, all United States employees of the Company who work more than twenty hours per week will be eligible to participate in the Section 423 Plan, except that employees who are five percent (5%) or more shareholders of the Company or any subsidiary of the Company will not be eligible to participate. Designations of corporations participating in the Section

423 Plan may be made from time to time by the Board from among the subsidiary corporations of the Company, including corporations which become subsidiaries after the adoption and approval of the Section 423 Plan.

         PURCHASE OF SHARES. Pursuant to the Section 423 Plan, each eligible employee will be permitted to purchase shares of the Common Stock through regular payroll deductions in an aggregate amount equal to one percent (1%) to twenty percent (20%) of the employee's base pay (as elected by the employee) for each payroll period. Under the Section 423 Plan, the fair market value of the shares of Common Stock which may be purchased by any employee during any calendar year may not exceed $25,000.

         STOCK PURCHASE PRICE. Except as discussed under "Restriction on Transfer" below, participating employees will be able to purchase shares of Common Stock with payroll deductions at the end of a three-month offering period at a purchase price equal to the lesser of eighty-five percent (85%) of the fair market value of Common Stock: (i) on the date the three-month offering period begins; or (ii) on the date the three-month offering period ends.

         NONTRANSFERABLE RIGHT TO PURCHASE. A right to purchase shares of Common Stock which is granted to a participant under the Section 423 Plan is not transferable other than by will or the laws of descent and distribution, and is exercisable, during the participant's lifetime, only by the participant.

         RESTRICTION ON TRANSFER. A participating employee may not sell, assign or otherwise transfer (other than by will or the laws of descent and distribution) any or all shares of Common Stock acquired under the Section 423 Plan before the expiration of one (1) year from the date on which the employee purchased such shares of Common Stock. In addition, if an employee sells any shares of Common Stock acquired under the Section 423 Plan less than three (3) years from the date of purchase, the purchase price for any additional shares purchased under the Section 423 Plan during the one-year period following such sale will be equal to the full fair market value, rather than eighty-five percent (85%) of such fair market value.

         AMENDMENTS TO OR DISCONTINUANCE OF THE SECTION 423 PLAN. The Board may from time to time amend or terminate the Section 423 Plan; provided, however, that (i) no such amendment or termination may adversely affect the rights of any participant without the consent of such participant and (ii) to the extent required by Section 423 of the Code or any other law, regulation or stock exchange rule, no such amendment shall be effective without the approval of shareholders entitled to vote thereon. Additionally, the Board may make such amendments as it deems necessary to comply with applicable laws, rules and regulations.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         THE FOLLOWING DISCUSSION ADDRESSES ONLY THE GENERAL FEDERAL INCOME TAX CONSEQUENCES OF OPTIONS GRANTED PURSUANT TO THE SECTION 423 PLAN. IT DOES NOT ADDRESS THE IMPACT OF STATE AND LOCAL TAXES, THE FEDERAL ALTERNATIVE MINIMUM TAX, AND SECURITIES LAW RESTRICTIONS, AND IS NOT INTENDED AS TAX ADVICE TO PARTICIPANTS IN THE SECTION 423 PLAN, WHO SHOULD CONSULT THEIR OWN TAX ADVISORS. FURTHERMORE, THE TAX CONSEQUENCES ARE COMPLEX AND SUBJECT TO CHANGE, AND A TAXPAYER'S PARTICULAR SITUATION MAY BE SUCH THAT SOME VARIATION OF THE DESCRIBED RULES IS APPLICABLE.

         The Section 423 Plan is intended to qualify as an "employee stock purchase plan" as defined in Section 423 of the Code. Assuming such qualification, a participant will not recognize any taxable income as a result of participating in the Section 423 Plan, exercising options granted pursuant to the Section 423 Plan or receiving shares of Common Stock purchased pursuant to such options. A participant may, however, be required to recognize taxable income as described below.

         If a participant disposes of any shares of Common Stock purchased pursuant to the Section 423 Plan at least two years after the first day of the applicable offering period and at least one year after the date of purchase (such disposition, a "Qualifying Transfer"), or if he or she dies (whenever occurring) while owning any shares purchased under the Section 423 Plan, the participant generally will recognize ordinary income, for the taxable year in which such disposition or death occurs, in an amount equal to the lesser of:
(i) the actual gain recognized upon the sale (the amount by which the sales price for the shares exceeds the purchase price); or (ii) the fifteen percent (15%) purchase price discount received under the Section 423 Plan, if applicable. In the case of a Qualifying Transfer, (a) the basis of the disposed shares will be increased by an amount equal to the amount of ordinary income so recognized, and (b) the participant will recognize a long-term capital gain or loss, as the case may be, equal to the difference between the amount realized from the disposition of the shares and the basis for such shares.

         If the participant disposes of any shares other than by a Qualifying Transfer, the participant generally will recognize ordinary income in an amount equal to the excess of the fair market value of the disposed shares on the date of disposition over their purchase price. The amount of ordinary income will be added to the participant's basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss. A capital gain or loss will be long-term if the participant's holding period is more than twelve months; otherwise it will be short-term.

         The Company will be entitled to a tax deduction equal to the amount of compensation income recognized by the participant as a result of the disposition. Otherwise, the Company will not be entitled to any tax deduction with respect to the grant or exercise of options under the Section 423 Plan or the subsequent sale by participants of shares purchased pursuant to the Section 423 Plan. A transfer by the estate of the participant of shares purchased by the participant under the Section 423 Plan has the same federal income tax effect on the Company as a Qualifying Transfer.

VOTE REQUIRED

         Approval of the Section 423 Plan will require the affirmative vote of a majority of the shares of Common Stock present, or represented by proxy, and entitled to vote at the meeting. Under applicable Florida law, in determining whether such proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against this proposal but, because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority, broker non-votes will have no effect on the vote for this proposal.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                       THAT YOU VOTE "FOR" THIS PROPOSAL.
               UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED BY
                       IVAX WILL BE VOTED IN FAVOR OF THE
                         EMPLOYEE STOCK PURCHASE PLAN.

                              INDEPENDENT AUDITORS

         Arthur Andersen LLP, independent public accountants, was appointed by the Board to audit IVAX's financial statements for 1999. This firm has acted as independent public accountants for IVAX since 1986. Representatives of Arthur Andersen LLP are expected to attend the Annual Meeting and will have an opportunity to make a statement if they desire and to respond to appropriate questions raised by shareholders.

                               OTHER INFORMATION

SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

         If a shareholder desires to bring business before the annual meeting, the shareholder must follow procedures outlined in IVAX's by-laws. A copy of these procedures is available upon request from the Secretary of IVAX, 4400 Biscayne Boulevard, Miami, Florida 33137. One of the procedural requirements in the by-laws is timely notice in writing of the business the shareholder proposes to bring before the meeting. Notice must be received not less than 60 days nor more than 90 days prior to the meeting.

         If a shareholder wants to nominate a person for election to the Board other than a director nominated by the Board, notice of the proposed nomination must be received by the Secretary not less than 60 days nor more than 90 days prior to the meeting. A copy of the by-law provisions governing the requirement for notice is available upon request from the Secretary. The notice of nomination is required to contain certain information about both the nominee and the shareholder making the nomination. A nomination which does not comply with the above procedure will be disregarded.

         If a shareholder notifies IVAX of an intent to present a proposal at IVAX's 2000 annual meeting of shareholders less than 60 days prior to the meeting (and for any reason the proposal is voted upon at that annual meeting), IVAX's proxy holders will have the right to exercise discretionary voting authority with respect to the proposal, if presented at the meeting, without including information regarding the proposal in its proxy materials.

         Under the rules of the Securities and Exchange Commission, any shareholder proposals intended to be presented at IVAX's 2000 annual meeting of shareholders must be received by the Secretary no later than January 3, 2000, in order to be considered for inclusion in IVAX's proxy statement and form of proxy card relating to such meeting.

EXPENSES OF SOLICITATION

         The cost of this solicitation will be borne by IVAX. In addition to the use of the mail, regular employees of IVAX may solicit proxies personally or by telephone or facsimile. IVAX will reimburse brokers, banks, and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding solicitation materials to beneficial owners of Common Stock.

OTHER BUSINESS

         As of the date of this proxy statement, the Board knows of no business to be presented at the Annual Meeting other than as set forth in this proxy statement. If other matters properly come before the meeting, the persons named as proxies will vote on such matters in their discretion.

May 3, 1999

                                     (MAP)



WYNDHAM HOTEL
MIAMI-BISCAYNE BAY
1601 Biscayne Boulevard
Miami, FL 33132
PH: (305) 374-0000

DIRECTIONS:

FROM INTERSTATE-95:
Take Interstate-95 to 195 East (Miami Beach). Drive east on 195 to the Biscayne Boulevard Exit. At the first traffic light, turn left and drive south on Biscayne Boulevard about twenty blocks to the Wyndham Hotel Miami-Biscayne Bay.

FROM MIAMI INTERNATIONAL AIRPORT:
Take Airport Exit to SR-112 East (Miami Beach/Downtown).
Approximately 4 miles, pass through toll booth (25 cents) and follow signs to 195 East (Miami Beach). Head east on 195 to the Biscayne Boulevard Exit. At first traffic light, turn left and drive south on Biscayne Boulevard about twenty blocks to the Wyndham Hotel Miami-Biscayne Bay, which is located on the left side of the street at the OMNI International Mall.

                                                                      APPENDIX A


                                IVAX CORPORATION
                  4400 Biscayne Boulevard, Miami, Florida 33137

                                      PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints Phillip Frost, M.D. and Neil Flanzraich, and each of them severally, as proxies of the undersigned, each with the power to appoint their substitute, and hereby authorizes each of them to vote as designated on the reverse side, all the shares of Common Stock, par value $0.10 per share, of IVAX Corporation (the "Company") held of record by the undersigned at the close of business on April 19, 1999, at the Annual Meeting of Shareholders to be held on June 17, 1999, and at any adjournment of such meeting, and, in their discretion, to vote such shares upon such other business as may properly come before the meeting.

WHEN PROPERLY EXECUTED AND RETURNED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL DIRECTOR NOMINEES AND "FOR" THE APPROVAL OF THE 1999 EMPLOYEE STOCK PURCHASE PLAN.

PLEASE COMPLETE, SIGN, AND DATE THIS PROXY ON THE REVERSE SIDE, AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                            (continued on other side)

                           (continued from other side)
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
1.  ELECTION OF DIRECTORS

    FOR each nominee       WITHHOLD AUTHORITY to vote for      Mark Andrews; Ernst Biekert, Ph.D.; Charles M.
    listed (except as      all nominees listed.                Fernandez; Jack Fishman, Ph.D.; Neil Flanzraich;
    marked to the                                              Phillip Frost, M.D.; Jane Hsiao, Ph.D. and Isaac
    contrary).                                                 Kaye.

        [ ]                            [ ]                     (INSTRUCTION: To withhold authority to vote for any
                                                               individual nominee, write that nominee's name in the
                                                               space provided above.)

2.  APPROVE 1999 EMPLOYEE STOCK PURCHASE PLAN

     FOR             AGAINST               ABSTAIN

     [ ]               [ ]                    [ ]

                                                               The undersigned acknowledges receipt of the
                                                               accompanying Notice of Annual Meeting of Shareholders
                                                               and Proxy Statement for the June 17, 1999 meeting.


                                                               Dated:                                     , 1999
                                                                      ------------------------------------


                                                               -------------------------------------------------
                                                               Signature

                                                               -------------------------------------------------
                                                               Signature if held jointly

                                                               (Please sign exactly as name or names appear hereon.
                                                               Full title of one signing in a representative
                                                               capacity should be clearly designated after
                                                               signature. Names of all joint holders should be
                                                               written even if signed by only one.)

         PLEASE COMPLETE, SIGN, AND DATE THIS PROXY, AND MAIL IT PROMPTLY IN THE
         ENCLOSED ENVELOPE. Postage is not necessary if mailed in the United States.
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